Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jeffrey N. Boyer
Chief Financial Officer and
Chief Administrative Officer
TUESDAY MORNING CORPORATION
972-934-7189

MEDIA:	Jonathan Morgan/Jennifer Sanders
PERRY STREET COMMUNICATIONS
214-965-9955

TUESDAY MORNING CORPORATION APPOINTS RETAIL VETERANS

FRANK M. HAMLIN AND SHERRY M. SMITH TO BOARD OF DIRECTORS

DALLAS, TX, April 29, 2014 — Tuesday Morning Corporation (NASDAQ: TUES), a leading closeout retailer with 819 stores across the United States as of December 31, 2013, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Frank M. Hamlin, who currently serves as Executive Vice President of Marketing at Guitar Center, and Sherry M. Smith, who most recently served as Executive Vice President and Chief Financial Officer of SUPERVALU Inc., have been appointed as independent members of the Company’s Board of Directors, effective immediately.  Mr. Hamlin will serve on the Nominating and Governance Committee.  Ms. Smith will serve on the Audit and Compensation Committee.

“We welcome Frank and Sherry to the Tuesday Morning Board of Directors, which continues to add high-caliber, deeply experienced executives to its ranks,” said Steven R. Becker, Chairman of the Board.  “Frank’s proven retail marketing expertise and Sherry’s financial acumen will serve the Company extraordinarily well, and we look forward to their contributions.”

Mr. Hamlin’s career includes more than 20 years in marketing, branding strategy, and customer engagement.  His current role at Guitar Center, the world’s largest retailer of musical instruments, includes enterprise-level responsibility for the development and execution of Guitar Center’s brand and promotional strategy.   He previously served as Executive Vice President and Chief Operating Officer of E-Miles, LLC.

Ms. Smith’s tenure at SUPERVALU, a $17 billion grocery retailer and food distributor, included playing a critical leadership role in finance and related functions, including acquisitions and business transformation activities. Prior to joining SUPERVALU, she worked as a senior auditor for McGladrey LLP. Smith currently serves on the Board of Deere & Company (NYSE: DE), where she is a member of the audit and pension plan oversight committees, and the St. Cloud State University Foundation, where she is a member of the audit and finance committee.

ABOUT TUESDAY MORNING

Tuesday Morning Corporation (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and as of December 31, 2013, operates 819 stores in 41 states.  More information and a list of store locations may be found on our website at www.TuesdayMorning.com.

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